Exhibit 10.2

March 6, 2023

To:	Consolidated Edison Inc.
4 Irving Place
New York, NY 10003
Attn: Yukari Saegusa, Vice President and Treasurer
Telephone: (212) 460-3807
Email: saegusay@coned.com

From:	Bank of America, N.A.
One Bryant Park, 8th Fl.
New York, NY 10036

Re:	Issuer Forward Repurchase Transaction

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Bank of America, N.A. (“Dealer”) and Consolidated Edison, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). The terms of the Transaction shall be set forth in this Confirmation. This Confirmation shall constitute a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (including the Annex thereto) (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). The Transaction shall be the only Transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern. The Transaction is a Share Forward Transaction within the meaning set forth in the Equity Definitions.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	March 6, 2023

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD 0.10 per share (Ticker Symbol: “ED”)

Prepayment:	Applicable

Prepayment Amount:	As provided in Annex B to this Confirmation.

Prepayment Date:	The first Exchange Business Day following the Trade Date

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Calculation Agent:	Dealer; provided that if at any time an Event of Default of the type described in 5(a)(vii) of the Agreement has occurred and is continuing with respect to Dealer, then Counterparty may appoint a third party equity derivatives dealer to act as Calculation Agent. Following any determination, adjustment or calculation by the Calculation Agent hereunder, within three Exchange Business Days following receipt of a written request by Counterparty, the Calculation Agent will provide to Counterparty a report displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be (but without disclosing Dealer’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information). Notwithstanding anything to the contrary in the Definitions or this Confirmation, no adjustment, action or determination by the Calculation Agent or the Determining Party shall change the dates identified as Permitted Averaging Days.

Valuation Terms:

Averaging Dates:	Each of the Permitted Averaging Days commencing on, and including, the first such day immediately following the Trade Date and ending on, and including, the Final Averaging Date.

Permitted Averaging Day:	Each of the days specified as such pursuant to Annex B of this Confirmation.

Final Averaging Date:	The Scheduled Final Averaging Date; provided that Dealer shall have the right, in its absolute discretion, at any time to accelerate the Final Averaging Date, in whole or in part, to any Permitted Averaging Day that is on or after the Scheduled Earliest Acceleration Date by written notice to Counterparty no later than 6:00 P.M., New York City time, on the Permitted Averaging Day immediately following the accelerated Final Averaging Date.

In the case of any acceleration of the Final Averaging Date in part (a “Partial Acceleration”), Dealer shall specify in its written notice to Counterparty accelerating the Final Averaging Date the corresponding percentage of the Prepayment Amount that is subject to valuation on the related Valuation Date; provided that the portion of the Prepayment Amount that is subject to Partial Acceleration shall be greater than or equal to 50% of the Prepayment Amount as of the Trade Date (or, if less, 100% of the portion of the Prepayment Amount not previously subject to acceleration), and the Calculation Agent shall adjust the terms of the Transaction as it deems appropriate, in a commercially reasonable manner, in order to take into account the occurrence of such Partial Acceleration.

Scheduled Final Averaging Date:	As provided in Annex B to this Confirmation.

Scheduled Earliest Acceleration Date:	As provided in Annex B to this Confirmation.

Valuation Date:	The Final Averaging Date.

Averaging Date Disruption:	Notwithstanding anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Averaging Date, the Calculation Agent may, if appropriate in light of market conditions, regulatory considerations or otherwise, take any or all of the following actions: (i) determine that such Averaging Date is a Disrupted Day in full, in which case, the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Settlement Price and the Scheduled Final Averaging Date shall be postponed by one Permitted Averaging Day for each such Disrupted Day and/or (ii) determine that such Averaging Date is a Disrupted Day only in part, in which case the Calculation Agent shall (x) determine the VWAP Price for such Disrupted Day based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event and (y) determine the Settlement Price based on an appropriately weighted average determined in a commercially reasonable manner instead of the arithmetic average described under “Settlement Price” below. Any day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Permitted Averaging Day; if a closure of the Exchange prior to its normal close of trading on any Permitted Averaging Day is scheduled following the date hereof, then such Permitted Averaging Day shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs on a Scheduled Trading Day scheduled to be a Permitted Averaging Day during the Relevant Period and each of the five immediately following Permitted Averaging Days is a Disrupted Day (a “Disruption Event”), then the Calculation Agent, in its good faith and commercially reasonable discretion, may (x) deem such fifth Permitted Averaging Day to be a Permitted Averaging Day that is not a Disrupted Day and determine the Rule 10b-18 VWAP for such fifth Permitted Averaging Day using its good faith estimate of the value of the Shares on such fifth Permitted Averaging Day based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate, (y) deem such Disruption Event (and each consecutive Disrupted Day thereafter) to be a Potential Adjustment Event and/or (z) deem such Disruption Event to be an Additional Termination Event in respect of such Transaction, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction.

Market Disruption Events:	Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in clause (ii) thereof and replacing them with the words “at any time during the regular trading session on the Exchange”, and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer determines in its commercially reasonable judgment based on the advice of counsel makes it necessary or advisable with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures for Dealer to refrain from or decrease any market activity in connection with the Transaction in order to maintain, establish or unwind a commercially reasonable hedge position in which it would otherwise engage in connection with the Transaction. Dealer shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Averaging Dates affected by it.

Initial Shares:

Initial Share Delivery:	On the Initial Share Delivery Date, Dealer shall deliver to Counterparty the Initial Shares.

Initial Share Delivery Date:	The first Exchange Business Day following the Trade Date.

Initial Shares:	As provided in Annex B to this Confirmation.

Settlement Terms:

Settlement Date:	The date that falls one Settlement Cycle following the Valuation Date.

Settlement:	On the Settlement Date, Dealer shall deliver to Counterparty the Number of Shares to be Delivered, if a positive number. If the Number of Shares to be Delivered is a negative number, the Counterparty Settlement Provisions in Annex A shall apply.

Number of Shares to be Delivered:	A number of Shares equal to (1) (a) the Prepayment Amount divided by (b) (i) the Settlement Price minus (ii) the Price Adjustment Amount; minus (2) the number of Initial Shares delivered on the Initial Share Delivery Date.

Settlement Price:	The arithmetic average of the VWAP Prices for all Averaging Dates.

VWAP Price:	For any Averaging Date, the Rule 10b-18 dollar volume weighted average price per Share for such day based on transactions executed during such day, as reported on Bloomberg Page “ED <Equity> AQR SEC” (or any successor thereto) or, in the event such price is not so reported on such day for any reason or is manifestly incorrect, as reasonably determined by the Calculation Agent using a volume weighted method for such day taking into account only transactions eligible for the safe harbor under Rule 10b-18.

Price Adjustment Amount:	As provided in Annex B to this Confirmation.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount in Section 9.2(a)(iii) of the Equity Definitions shall be deleted.

Other Applicable Provisions:	To the extent either party is obligated to deliver Shares hereunder, the provisions of the last sentence of Section 9.2 and Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Dividends:

Dividend:	Any dividend or distribution on the Shares other than any dividend or distribution of the type described in Sections 11.2(e)(i), 11.2(e)(ii)(A) or 11.2(e)(ii)(B) of the Equity Definitions.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that the declaration or payment of Dividends shall not be a Potential Adjustment Event. For the avoidance of doubt, the Calculation Agent shall not make any adjustments to account for changes in cost of funding, expected dividends or stock loan rate in connection with any Potential Adjustment Event.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Cancellation and Payment

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Composition of Combined Consideration:	Not Applicable

Modified Calculation Agent Adjustment:	The definition of “Modified Calculation Agent Adjustment” in Sections 12.2 and 12.3 of the Equity Definitions shall be amended by (i) deleting the parenthetical “(including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction)” and replacing it with the following: “(provided that no adjustments shall be made to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to this Transaction, except that the Calculation Agent may adjust the Price Adjustment Amount (but in no event to an amount less than zero), the Scheduled Earliest Acceleration Date or the Scheduled Final Averaging Date solely to account for the effect of changes in volatility, expected dividends or stock loan rate of the Shares during the period from the Announcement Date to the Merger Date or Tender Offer Date, as applicable, on Dealer’s right to designate the Final Averaging Date)”.

Provisions applicable to Merger Events and Tender Offers:	The consequences set forth opposite “Consequences of Merger Events” and “Consequences of Tender Offers” above shall apply regardless of whether a particular Merger Event or Tender Offer relates to an Announcement Date for which an adjustment has been made pursuant to “Special Provisions regarding Transaction Announcements” below, but without duplication of any such adjustment.

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”, (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (iv) by replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Not applicable

Increased Cost of Hedging:	Not applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	As provided in Annex B to this Confirmation.

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	As provided in Annex B to this Confirmation.

Hedging Party:	For all applicable Extraordinary Events, Dealer

Determining Party:	For all Extraordinary Events, Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Account Details:

(a) Account for payments and

Deliveries of Shares to

Counterparty:                             [redacted]

(b) Account for payments to Dealer: [redacted]

4.	Offices:

(a)	The Office of Counterparty for the Transaction is: Counterparty is not a Multibranch Party

(b)	The Office of Dealer for the Transaction is: New York

5.	Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Consolidated Edison, Inc.

4 Irving Place

New York, NY 10003

Attention: Yukari Saegusa, Vice President and Treasurer

saegusay@coned.com

(b)	Address for notices or communications to Dealer:

Bank of America, N.A.

One Bryant Park, 8th Fl.

New York, NY 10036

Attention: Strategic Equity Solutions Group

Telephone: 646-855-6770

Email: dg.issuer_derivatives_notices@bofa.com

6.	Additional Provisions Relating to Transactions in the Shares.

(a) Counterparty acknowledges and agrees that the Initial Shares delivered on the Initial Share Delivery Date may be sold short to Counterparty. Counterparty further acknowledges and agrees that Dealer may, during (i) the period from the date hereof to the Valuation Date or, if later, the Scheduled Earliest Acceleration Date without regard to any adjustment thereof pursuant to “Special Provisions regarding Transaction Announcements” below, and (ii) the period from and including the first Settlement Valuation Date to and including the last Settlement Valuation Date, if any (together, the “Relevant Period”), purchase Shares in connection with the Transaction, which Shares may be used to cover all or a portion of such short sale or may be delivered to Counterparty. Such purchases will be conducted independently of Counterparty. The timing of such purchases by Dealer, the number of Shares purchased by Dealer on any day, the price paid per Share pursuant to such purchases and the manner in which such purchases are made, including without limitation whether such purchases are made on any securities exchange or privately, shall be within the absolute discretion of Dealer, subject to compliance by Dealer with Section 8(b) below.

(b) It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Counterparty shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether Dealer effects any purchases of Shares in connection with the Transaction, (B) during the period beginning on (but excluding) the date of this Confirmation and ending on (and including) the last day of the Relevant Period, neither Counterparty nor its officers or employees shall, directly or indirectly, communicate any information regarding Counterparty or the Shares to any employee of Dealer or its Affiliates responsible for trading the Shares in connection with the transactions contemplated hereby, (C) Counterparty is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule

10b-5 promulgated under the Exchange Act and (D) Counterparty will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. For the avoidance of doubt, the entry into any Other Specified Repurchase Agreement (as defined below) shall not fall within the ambit of the previous sentence. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer or director of Counterparty is aware of any material nonpublic information regarding Counterparty or the Shares. “Other Specified Repurchase Agreement” means, for the Transaction, any similar and substantially contemporaneous transaction or transactions entered into between Counterparty and one or more dealers, which other transaction shall have terms substantially identical to the terms of such Transaction, except for pricing terms and calculation or averaging dates that do not coincide with any Permitted Averaging Days hereunder.

(c) Counterparty represents that it is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty. Counterparty shall not, until the end of the Relevant Period, engage in any such distribution (other than a distribution exempt under Rule 102(b) of Regulation M) without prior notice to Dealer (a “Distribution Notice”). Counterparty acknowledges that delivery of a Distribution Notice could result in the occurrence of a Regulatory Disruption.

(d) Counterparty shall, at least one day prior to the first day of the Relevant Period, notify Dealer of the total number of Shares, if any, purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Relevant Period and during the calendar week in which the first day of the Relevant Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(e) During the Relevant Period, Counterparty shall (i) notify Dealer prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended (the “Securities Act”) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Dealer following any such announcement that such announcement has been made, and (iii) promptly deliver to Dealer following the making of any such announcement a certificate indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such public announcement may result in a Regulatory Disruption. Accordingly, Counterparty acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 6(b) above.

(f) Without the prior written consent of Dealer, Counterparty shall not, and shall cause its Affiliates and affiliated purchasers (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for Shares on any Permitted Averaging Day during the Relevant Period; provided that the foregoing restriction shall not apply to (A) privately negotiated, off-market purchases that are not solicited by or on behalf of Counterparty, its Affiliates or affiliated purchasers and that would not be reasonably expected to result in transactions on the Exchange, (B) purchases of Shares pursuant to exercises of stock options granted to former or current employees, officers, directors, or other affiliates of Counterparty, including the withholding and/or purchase of Shares from holders of such options to satisfy payment of the option exercise price and/or satisfy tax withholding requirements in connection with the exercise of such options; (C) purchases of Shares from holders of performance shares or units or restricted shares or units to satisfy tax withholding requirements in connection with vesting; (D) the conversion or exchange by holders of any convertible or exchangeable securities of the Counterparty previously issued; (E) purchases of Shares effected by or for a plan by an agent independent of Counterparty that satisfy the requirements of Rule 10b-18(a)(13)(ii); (F) purchases executed by or through Dealer or an Affiliate of Dealer; (G) purchases of Shares through any odd lot tender offer or similar transaction; (H) entry by the Company into any accelerated share repurchase transactions or other similar share repurchase transactions (and acquisition of Shares thereunder) under which the relevant trading period or pricing period (however described) and any related hedging activity by the counterparty thereto does not commence prior to the end of the Relevant Period or (I) entry into, and purchases that occur under, any Other Specified Repurchase Agreement.

7.	Representations, Warranties and Agreements.

(a) In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) As of the Trade Date, and as of the date of any election by Counterparty of the Share Termination Alternative under Section 10(a) below, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all filings by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) Counterparty is not relying, and has not relied upon, Dealer or any of its affiliates with respect to the legal, accounting, tax or other implications of this Confirmation and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Confirmation. Further, it acknowledges and agrees that neither Dealer nor any affiliate of Dealer has acted as its advisor in any capacity in connection with this Confirmation or the transactions contemplated hereby. Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iii) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(iv) The Transaction is being entered into pursuant to a publicly announced Share repurchase program that has been approved by Counterparty’s board of directors.

(v) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(vi) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vii) (A) On the Trade Date, the Prepayment Date, the Initial Share Delivery Date and the Settlement Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the corporate laws of the jurisdiction of its incorporation and (B) as of the Trade Date, (y) its financial condition is such that it has no need for liquidity with respect to its investment in the transactions contemplated by this Confirmation and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and (z) its investments in and liabilities in respect of such transactions, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with such transactions, including the loss of its entire investment in such transactions.

(viii) No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares solely in connection with this Transaction.

(ix) Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(x) Counterparty is (A) a corporation for U.S. federal income tax purposes and is organized under the laws of New York and (B) a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.

(xi) Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof.

(xii) Counterparty understands and acknowledges that Dealer and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of Counterparty and that Dealer and its affiliates may continue to conduct such transactions during the Relevant Period.

(xiii) Counterparty acknowledges that each Transaction is a derivative transaction in which it has granted Dealer an option; Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of such Transaction.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(c) Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) Counterparty acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

8.	Agreements and Acknowledgements Regarding Hedging.

(a) Counterparty acknowledges and agrees that:

(i) During the Relevant Period, Dealer and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transaction;

(ii) Dealer and its Affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction;

(iii) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Price and/or the VWAP Price; and

(iv) Any market activities of Dealer and its Affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Price and/or the VWAP Price, each in a manner that may be adverse to Counterparty.

(b) During the Relevant Period, Dealer agrees to use commercially reasonable efforts to make all purchases of Shares in connection with the Transaction (i) only on Permitted Averaging Days and (ii) in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18 under the Securities Exchange Act of 1934 (“Rule 10b-18”), in each case as if such rule was applicable to such purchases (in each case, other than purchases made by Dealer as part of its dynamic adjustment of its hedge of the options embedded in the Transaction or that Dealer reasonably determines are attributable solely to Dealer during such period). Without limiting the foregoing, Dealer shall effect all purchases of Shares in connection with the Transaction in a manner that Dealer reasonably believes is in compliance with applicable legal and regulatory requirements.

9.	Special Provisions regarding Transaction Announcements.

(a) If a Transaction Announcement occurs on or prior to the Settlement Date, then the Calculation Agent shall make such adjustment to the Price Adjustment Amount (but in any event not below zero) as the Calculation Agent determines appropriate to account for the economic effect of the Transaction Announcement. If a Transaction Announcement occurs after the Trade Date but prior to the Scheduled Earliest Acceleration Date, the Scheduled Earliest Acceleration Date shall be adjusted to be the date of such Transaction Announcement.

(b) “Transaction Announcement” means (i) the announcement of any event that in Calculation Agent’s commercially reasonable judgment, if consummated, would result in an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding to enter into an Acquisition Transaction, (iii) the announcement of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction or (iv) any announcement of any change or amendment to any previous Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction). For the avoidance of doubt, announcements as used in this definition of Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.

“Acquisition Transaction” means (i) any Merger Event (and for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “35%” and to “50%” by “75%” and as if the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition were deleted) or Tender Offer, or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Counterparty, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 30% of the market capitalization of Counterparty and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

10.	Other Provisions.

(a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If either party would owe the other party any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy or to require Dealer to satisfy, as the case may be, any such Payment Obligation, in whole or in part, by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the Merger Date, Tender Offer Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that Counterparty shall not have the right to so elect in the event of (i) an Insolvency, a Nationalization, a Merger Event or a Tender Offer, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable, with respect to the Payment Obligation or such portion of the Payment Obligation for which the Share Termination Alternative has been elected (the “Applicable Portion”):

Share Termination Alternative:	Applicable and means, if delivery pursuant to the Share Termination Alternative is owed by Dealer, that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or within a commercially reasonable time thereafter as the Calculation Agent may determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation or the Applicable Portion, as the case may be. If delivery pursuant to the Share Termination Alternative is owed by Counterparty, paragraphs 2 through 5 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement (as defined in Annex A) applied, the Cash Settlement Payment Date were the Early Termination Date, the Forward Cash Settlement Amount were zero (0) minus the Payment Obligation (or the Applicable Portion, as the case may be) owed by Counterparty, and “Shares” as used in Annex A were replaced by “Share Termination Delivery Units.”

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation (or the Applicable Portion, as the case may be) divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to the parties at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

(b) Equity Rights; No Collateral. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(c) Delivery Procedures and Limitation. Notwithstanding anything to the contrary in this Confirmation, Counterparty acknowledges and agrees that, on any day, Dealer (or its agent or affiliate) shall not be obligated to deliver or receive any Shares to or from Counterparty and Counterparty shall not be entitled to receive any Shares if such receipt or delivery would result in Dealer directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 4.9% of the outstanding Shares. Any purported receipt or delivery of the Shares shall be void and have no effect to the extent (but only to the extent) that such receipt or delivery of such Shares would result in Dealer directly or indirectly so beneficially owning in excess of 4.9% of the outstanding Shares. If, on any day, any delivery or receipt of the Shares by Dealer (or its agent or affiliate) is not effected, in whole or in part, as a result of this provision, Dealer’s and Counterparty’s respective obligations to make or accept such receipt or delivery shall not be extinguished and such receipt or delivery shall be effected over time as promptly as Dealer reasonably determines that such receipt or delivery would not result in Dealer directly or indirectly beneficially owning in excess of 4.9% of the outstanding Shares.

(d) Intentionally omitted.

(e) Staggered Settlement. If Dealer would owe Counterparty any Shares pursuant to the “Settlement Terms” above, Dealer may, by notice to Counterparty on or prior to the Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under “Settlement Terms” above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(f) Adjustments. All calculations, adjustments and determinations made by the Calculation Agent or Determining Party shall be made in good faith and in a commercially reasonable manner. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment or determination pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event or circumstance, the Calculation Agent shall make such adjustment or determination by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(g) Transfer and Assignment. Notwithstanding any provision of the Agreement to the contrary, Dealer may, subject to applicable law, transfer and assign all of its rights and obligations under the Transaction without the consent of Counterparty to any Affiliate of Dealer whose obligations hereunder are guaranteed by Dealer; provided that Dealer may not assign its rights and obligations under the Transaction (A) if such assignment would result in (i) Counterparty being required to pay the assignee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount in respect of which Counterparty would have been required to pay to Dealer in the absence of such assignment or (ii) Counterparty receiving a payment from which an amount has been withheld or deducted, on account of a Tax under Section 2(d)(i) of the Agreement in excess of that which would have been required to be so withheld or deducted in the absence of such assignment, unless the assignee would be required to make additional payments pursuant to Section 2(d)(i)(4) of the Agreement corresponding to such withholding or deduction, (B) if it would be unlawful for either party to perform any obligation under the Transaction as a result of such transfer, (C) if an Event of Default or Termination Event would occur as a result of such transfer or (D) if Counterparty would incur or become subject to any material additional regulatory or other obligation as a result of such transfer.

(h) Additional Termination Event. It shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement:

(i) if, at any time during the Relevant Period, the price per Share on the Exchange, as determined by the Calculation Agent, is at or below the Threshold Price (as provided in Annex B to this Confirmation); or

(ii) if Counterparty shall declare or pay any Dividend (as defined above) to holders of record as of any date occurring on or following the Trade Date and prior to the Settlement Date or, if the provisions of Annex A apply, the Cash Settlement Payment Date, other than an ordinary cash dividend of the Ordinary Dividend Amount specified in Annex B or less per Share to holders of record on each of the Ordinary Dividend Record Dates specified in Annex B (or, in each case, any later date within the same quarterly fiscal period of Counterparty)].

(i) Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and

(ii) Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

(iii) Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material economic effect”; and adding the phrase “or such Transaction” at the end of the sentence.

(iv) Section 11.2(c) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with “a material economic” in the fifth line thereof, (ii) adding the phrase “or such Transaction” after the word “Shares” in the sixth line thereof, (iii) deleting the words “diluting or concentrative” in the seventeenth line thereof, and (iv) replacing the parenthetical phrase in the eighteenth and nineteenth lines thereof with the following: “(provided that no adjustments shall be made to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to this Transaction, except that the Calculation Agent may adjust the Price Adjustment Amount (but in no event to an amount less than zero), the Scheduled Earliest Acceleration Date or the Scheduled Final Averaging Date solely to account for the effect of changes in volatility, expected dividends or stock loan rate of the Shares on Dealer’s right to designate the Final Averaging Date).”

(v) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with the word “material economic” and by adding the phrase “or the relevant Transaction” at the end of the sentence.

(j) No Netting and Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(k) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(l) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer (the “Designator”) may designate any of its Affiliates (the “Designee”) to purchase, sell, receive, deliver or take delivery, as the case may be, Shares or other securities and otherwise perform its obligations in respect of the Transaction, and the Designee may assume such obligations, if any, without the written consent of Counterparty. Such designation shall not relieve the Designator of any of its obligations, if any, hereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations, if any, of the Designator hereunder, then the Designator shall be discharged of its obligations, if any, to Counterparty to the extent of such performance.

(m) Termination Currency. The Termination Currency shall be USD.

(n) Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), (ii) any similar legal certainty provision included in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of the WSTAA or any regulation under the WSTAA, (iv) any requirement under the WSTAA or (v) any amendment made by the WSTAA shall limit or otherwise impair either party’s right to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased cost, regulatory change or similar event under this Confirmation, the Equity Definitions or the Agreement (including, but not limited to, any right arising from any Change in Law, Hedging Disruption, Increased Cost of Hedging or Illegality).

(o) Tax Matters

(i)

Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(ii)

HIRE Act. To the extent that either party to the Agreement with respect to this Transaction is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to the Agreement with respect to this Transaction as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to the Agreement with respect to this Transaction, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to the Agreement with respect to this Transaction, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of this Transaction.

(iii)

Tax documentation. Counterparty shall provide to Dealer a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by Counterparty has become obsolete or incorrect. Additionally, Counterparty shall, promptly upon request by Dealer, provide such other tax forms and documents requested by Dealer.

(p) U.S. Stay Regulations. The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as “Regulated Entity” and/or “Adhering Party” as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Confirmation and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of this Confirmation, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Confirmation and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Confirmation” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider. “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

(q) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(r) Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(s) CARES Act. Counterparty acknowledges that the Transaction constitutes a purchase of its equity securities. Counterparty further acknowledges that, pursuant to the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), Counterparty would be required to agree to certain time-bound restrictions on its ability to purchase its equity securities if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under section 4003(b) of the CARES Act. Counterparty further acknowledges that it may be required to agree to certain time-bound restrictions on its ability to purchase its equity securities if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under programs or facilities established by the Board of Governors of the Federal Reserve System for the purpose of providing liquidity to the financial system (together with loans, loan guarantees or direct loans under section 4003(b) of the CARES Act, “Governmental Financial Assistance”). Accordingly, Counterparty represents and warrants that it has not applied for, and prior to the termination or settlement of the Transaction, will not apply for Governmental Financial Assistance under any governmental program or facility that (a) is established under the CARES Act or the Federal Reserve Act, as amended, and (b) requires, as a condition of such Governmental Financial Assistance, that Counterparty agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty.

[Signature Page Follows]

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Confirmation enclosed for that purpose and returning it to us by email transmission to the address for Notices indicated above.

Yours sincerely,
BANK OF AMERICA, N.A.

By:	/s/ Jake Mendelsohn
Name: Jake Mendelsohn
Title: Managing Director

Confirmed as of the date first above written:

CONSOLIDATED EDISON, INC.

By:	/s/ Yukari Saegusa
Name: Yukari Saegusa
Title: Vice President and Treasurer